Exhibit 23.1
[pwc letterhead]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Getty Realty Corp.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference of our report dated March 16, 2011 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, NY
May 12, 2011